UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AFFYMAX, INC.
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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION DATED AUGUST 6, 2014

AFFYMAX, INC.
19200 Stevens Creek Blvd. Suite 240
Cupertino, CA 95014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 23, 2014

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Affymax, Inc., a Delaware corporation (the “Company” or “Affymax”), will be held on September 23, 2014, at 10:00 a.m. local time at at Seaport Conference Center - Spinnaker Room  459 Seaport Ct, Redwood City, CA  94063, telephone - (650) - 482-3500, for the following purposes:

1.
To consider and vote upon a proposal to approve the voluntary dissolution and liquidation of Affymax pursuant to a Plan of Liquidation (the “Plan of Dissolution”) in substantially the form attached to the accompanying proxy statement as Appendix A.

2.
To grant discretionary authority to the Board of Directors to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

3.	To consider any other business properly brought before the meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.
These business items are more fully described in the proxy statement accompanying this Notice. A copy of the Plan of Dissolution is included with the proxy statement as Appendix A. You are encouraged to read the entire proxy statement carefully. In particular, you should consider the discussion entitled “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” beginning on page 22.
The Board of Directors has fixed the close of business on August 15, 2014 as the record date for identifying those stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. The proposal to approve the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Therefore, it is very important that your shares be represented.
If you received a paper proxy card or voting instruction form by mail, you may vote by signing, dating, and returning the proxy card or voting instruction form in the envelope provided. For specific instructions on how to vote your shares, see the information beginning on page 16 of the proxy statement.
You may attend the meeting only if you owned shares of our common stock at the close of business on August 15, 2014. If you or your legal proxy holder plan to attend the meeting in person, you must follow the admission procedures described on page 16 of the proxy statement. If you do not comply with these procedures, you will not be admitted to the meeting.
Affymax’s Board of Directors has approved the Plan of Dissolution and determined that it is advisable and in our best interests and the best interests of our stockholders. The Board of Directors recommends that you vote FOR approval of each of the proposals described in the accompanying proxy statement.
It is very important that your shares be represented at the Special Meeting, regardless of the size of your holdings. The dissolution of the Company pursuant to the Plan of Dissolution cannot be approved and the transactions contemplated thereby cannot be consummated unless holders of a majority in voting power of the shares of our common stock, par value $0.001 per share, outstanding on the record date vote for the approval of the dissolution of the Company pursuant to the Plan of Dissolution. Accordingly, whether or not you expect to attend the Special Meeting, the Company urges you to vote promptly by voting via the Internet or the telephone as instructed in the notice of Internet availability of the proxy materials you received by mail or email or, if you received paper copies of the proxy materials, by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. This will not limit your right to attend or vote at the Special Meeting. You may revoke your proxy at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark G. Thompson
Secretary
Cupertino, California
, 2014
This Notice and the accompanying proxy statement and proxy card or voting instruction form were either made available to you over the Internet or mailed to you beginning on or about August 22, 2014.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 23, 2014: A complete set of proxy materials relating to the Special Meeting is available on the Internet. These materials, consisting of the Notice of Special Meeting, proxy statement and form of proxy card, are available at Affymax’s website at http://www.affymax.com, or from the SEC’s website at http://www.sec.gov. Directions to the Special Meeting are also available at http://www.affymax.com.
YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED ON THE NOTICE YOU RECEIVED OR, IF YOU RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME AND BRING AN ACCOUNT STATEMENT OR LETTER FROM THE NOMINEE INDICATING YOUR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE. A FAILURE TO VOTE YOUR SHARES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN OF DISSOLUTION.

Table of Contents

SUMMARY TERM SHEET	8
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE SPECIAL MEETING	16
General Questions	16
Questions and Answers Concerning the Plan of Dissolution	18
RISK FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN DECIDING WHETHER TO APPROVE THE PLAN OF DISSOLUTION	22
PROPOSAL 1: APPROVAL OF PLAN OF DISSOLUTION	26
General	26
Summary of the Plan of Dissolution and Dissolution Process	26
Background to the Proposed Dissolution and Liquidation	27
Reasons for Dissolution and Liquidation	29
Dissolution Under Delaware Law	31
Description of the Plan of Dissolution and Dissolution Process	31
Approval of Plan of Dissolution; Manager	31
Dissolution and Liquidation	31
Liquidating Distributions; Amount; Timing	32
Final Record Date	33
Sale of Our Remaining Assets	34
Contingent Liabilities; Reserve	34

Liquidating Trust	35
Assignment for the Benefit of Creditors	35
Common Stock and Interests in the Liquidating Trust or Trusts	36
Absence of Appraisal Rights	36
Reporting Requirements	36
Treatment of Equity Awards and Employee Stock Purchase Plan	36
Authority of Officers and Directors	37
Professional Fees and Expenses	37
Indemnification and Insurance	37
Amendment, Modification or Revocation of Plan of Dissolution	37
Regulatory Approvals	37
Interests of Directors and Executive Officers in Approval of the Plan of Dissolution	38
Stock Ownership & Equity Awards	38
Compensation Arrangements	38
Relationship with the Brenner Group	39
Indemnification and Insurance	39
Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation	40
Federal Income Taxation of our Stockholders	40

Liquidating Trusts	41
Backup Withholding	41
Accounting Treatment	41
Required Vote	41
Recommendation of our Board of Directors	41
PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	43
General	43
Required Vote	43
Recommendation of our Board of Directors	43
IMPORTANT INFORMATION CONCERNING AFFYMAX, INC.
Description of Business	44
Description of Property	44
Financial Statements	44
Householding	44
Where You Can Find More Information	44
Other Business	44
APPENDIX A - AFFYMAX, INC. PLAN OF LIQUIDATION
Exhibit A - Form 10-Qfor the quarter ended June 30, 2014	A - 1
Exhibit B - Proxy Card	B - 1

SUMMARY TERM SHEET
This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the legal requirements for the voluntary dissolution of Affymax, Inc. under Delaware law and the Special Meeting and for a more complete description of the terms of the Plan of Dissolution, you should carefully read this entire proxy statement and the documents delivered with this proxy statement. As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Affymax” refer to Affymax, Inc., a Delaware corporation.

The Company
We are a biopharmaceutical company restructuring operations. In March 2012, the U.S. Food and Drug Administration, or FDA, approved the Company’s first and only product, OMONTYS® (peginesatide) Injection for the treatment of anemia due to chronic kidney disease in adult patients on dialysis.  We co-commercialized OMONTYS with our collaboration partner, Takeda Pharmaceutical Company Limited, or Takeda, during 2012 until February 2013, when we and Takeda announced a nationwide voluntary recall of OMONTYS as a result of safety concerns. In March 2013, we implemented a restructuring of our operations in order to reduce operating costs and focus on the OMONTYS safety and other related FDA issues associated with the recall of the product. In April 2013, as part of our efforts to restructure our operations in order to reduce costs, in addition to our reduction in force, we engaged an experienced restructuring firm, The Brenner Group, Inc. With the engagement of the restructuring firm, we terminated the employment of our former executive officers, including our Chief Executive Officer and Chief Financial Officer.

In June 2014, we issued a joint announcement with Takeda that Takeda has completed a detailed investigation with respect to OMONTYS of the postmarketing reports of serious hypersensitivity reactions including anaphylaxis, which may be life-threatening or fatal. As announced, Takeda confirmed that no quality or manufacturing issues were present, but it was not able to identify a specific cause for the reactions that were observed. In light of these findings, OMONTYS would not be permitted to be returned to the market and Takeda is working with the FDA to withdraw its approval of OMONTYS. Our Board of Directors reviewed the potential for undertaking the further development of OMONTYS but determined that the extremely low probability of identifying a path to regulatory approval and the significant costs that would be required to be incurred would be expected to make such efforts impracticable. The Board of Directors additionally considered other alternatives but existing and potential litigation, in particular the remaining outstanding products liability action and the potential for future products liability claims, creates significant impediments to any potential other courses of action available to us. As a result, we do not currently have any business prospects.

Our principal executive office is located at 19200 Stevens Creek Blvd. Suite 240 Cupertino, CA 95014, and our telephone number at our principal executive office is (650) 812-8700. You can find more information about us in the documents that are delivered with this proxy statement. See “Where You Can Find More Information.”

The Plan of Dissolution

General (See page 26)
At the Special Meeting, our stockholders will be asked to approve the voluntary dissolution and liquidation of Affymax pursuant to the Plan of Dissolution, which was approved by our Board of Directors on June 23, 2014, subject to stockholder approval, Our Board of Directors also recommended that Affymax’s stockholders approve the Plan of Dissolution. Delaware law provides that a corporation may dissolve upon the recommendation of the Board of Directors, followed by the approval of its stockholders. At the Special Meeting, you will be asked to consider and vote upon proposals to (1) approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution; (2) adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution (the “Meeting Adjournment Proposal”); and (3) transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting by or at the direction of the Board of Directors.
If the Plan of Dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Delaware Secretary of State dissolving Affymax, Inc. Pursuant to the Delaware General Corporation Law (the “DGCL”), we will continue to exist for three years after our dissolution or for such longer period as the Delaware Court of Chancery shall direct, or as may be required to resolve any pending litigation matters, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. The Plan of Dissolution also provides for the appointment of Mark Thompson of The Brenner Group, Vice President of the Company, as manager to oversee the sale of the Company’s assets and the Company’s liquidation and wind up, or any successor person(s) as the Board of Directors may later designate (the “Manager”). The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the record date determined by the Manager, which is referred to herein as the “Final Record Date.” We intend to discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, any distributions made by us will be made solely to the stockholders of record as of the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

Reasons for Dissolution and Liquidation (See page 29)
Our Board of Directors believes that the voluntary dissolution of Affymax is in our best interests and the best interests of our stockholders. Our Board of Directors considered at length, with the assistance of advisors, potential strategic alternatives available to us. In making its determination, our Board of Directors considered, in addition to other pertinent factors:
•    that OMONTYS will not be permitted to be returned to the market and Takeda is working with the FDA to withdraw its approval of OMONTYS, and as a result, we currently have not business operations, and no business prospects; and
•    that we have conducted an evaluation to identify strategic alternatives involving Affymax as a whole, including asset sale, strategic partnership or other business combination transaction, that would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in a liquidation.
As a result, our Board of Directors concluded that dissolution and liquidation under Delaware law is the preferred strategy among the alternatives now available to us and is in our best interests and the best interests of our stockholders. Accordingly, our Board of Directors approved the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and recommends that our stockholders approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

Conduct of the Company Following the Approval of the Plan of Dissolution (See page 31)
If the Plan of Dissolution is approved by the requisite vote of our stockholders, the steps set forth below, among others, may be completed at such times as the Manager or our Board of Directors, as applicable, in their sole discretion and in accordance with the DGCL, deem necessary, appropriate or advisable in our best interests and the best interests of our stockholders:
•    the filing of a Certificate of Dissolution with the Delaware Secretary of State;
•    the cessation of all of Affymax’s business activities except those relating to winding up and liquidating Affymax’s business and affairs, including, but not limited to, prosecuting and defending suits by or against us;
•    the collection, sale, exchange or other disposition of all or substantially all of Affymax’s non-cash property and assets,, if any, in one transaction or in several transactions;
•    the provision of notice to our known creditors of our filing of a Certificate of Dissolution, and publishing such notice for unknown creditors, as required by law;
•    the settlement, if possible, of outstanding litigation against the Company, including the making of reasonable provision to pay insurance retentions and legal fees in connection with any such settlement;
•    the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;
•    the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;
•    the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;
•    the setting aside of a reserve consisting of cash and/or property to satisfy such claims and contingent obligations of Affymax;
•    the payment of any liquidating distribution to our stockholders of record, determined as of the Final Record Date;
•    the pro rata distribution to our stockholders, or the transfer to one or more liquidating trustees for the benefit of our stockholders under a liquidating trust, of the remaining assets of Affymax after payment or provision for payment of claims against and obligations of Affymax; and
•    the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.
Our Board of Directors may, to the full extent permitted by law, amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that dissolution and liquidation are not in our best interests or the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.

Expected Distributions to Stockholders; Timing (See page 31)
We cannot predict with certainty the amount of any liquidating distributions to our stockholders. However, based on the information currently available to us, we estimate that the aggregate amount of a liquidating distribution to stockholders will be between $2.0 million and $2.4 million, or between $0.05 and $0.06 per share (based on 37,490,095 shares outstanding as of June 30, 2014). The estimated distribution set out above represent our estimate of the amount to be distributed to stockholders during the liquidation, but does not represent the minimum or maximum distribution amount. Actual distributions could be higher or lower. The estimated distributions are based on, among other things, the fact that, as of June 30, 2014, we had approximately $3.4 million in cash and cash equivalents. We currently estimate that we will reserve between $1.0 million and $1.4 million, which will be used to pay all expenses (including operating expenses incurred from June 30, 2014 to date, and estimated operating expenses through the dissolution and wind-down process) and other known, non-contingent liabilities. This reserve also includes reasonable provision for expenses of liquidation and contingent and unknown liabilities to the extent required by the DGCL.
If funds are available, we intend to make a distribution as soon as practicable, and as permitted by Delaware law, following the effective date of the filing of the Certificate of Dissolution, however, we are unable to predict if or the precise amount or timing of any initial distribution or of any additional liquidating distributions.
The actual amount of any distribution, if any, could be less than or more than the amount estimated above. It is possible that any initial distribution could be followed in the future by additional distributions, if it is determined that any reserved amounts no longer need to be reserved or if the Company realizes value for any non-cash assets as part of the liquidation process.
The timing and amount of liquidating distributions, if any, will depend upon the actual expenses incurred, the timing of the resolution of any matters for which we have established the reserve, the amount to be paid in satisfaction of such contingencies, as well as our ability to convert our remaining assets to cash. Although our Board of Directors has not established a firm timetable for a liquidating distribution, subject to contingencies inherent in winding up our business, the Board of Directors intends to make such distributions as promptly as practicable. Subject to the requirements of the DGCL, we expect to make a final distribution, if available, on or prior to the third anniversary of the effective date of the filing of the Certificate of Dissolution.
Many of the factors influencing the amount of cash distributed to our stockholders as a liquidating distribution, if any, cannot currently be quantified with certainty and are subject to change. The actual amounts of liquidating distributions may vary substantially, depending on whether we discover additional liabilities or claims, or if we incur unexpected or greater than expected losses with respect to contingent liabilities. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the amount we currently estimate or that you otherwise expect to receive. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” below.

Sale of Our Remaining Assets (see page 34)
The Plan of Dissolution contemplates the potential for sale of all of our remaining non-cash assets without further stockholder approval. Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms as are approved by our Board of Directors in its sole discretion. The prices at which we will be able to sell our various assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of our assets, public market perceptions and limitations on transferability of certain assets. In addition, we may be unable to sell our remaining non-cash assets at all, in which case our stockholders will be unable to realize any value for these assets. At this time, the Board of Directors does not believe that remaining non-cash assets have value that would exceed the cost of efforts to attempt to sell them as most if not all of the remaining assets were specific to OMONTYS. Other assets of the Company were sold previously in connection with the restructuring of the Company which occurred in the fall of 2013 and spring of 2014.

Contingent Liabilities; Reserve (see page 34)
In connection with our dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations, including making reasonable provision for the payment of contingent obligations. Following the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will notify known creditors, and notify unknown creditors by publishing such notice for unknown creditors, as required by law, we will pay all expenses and other known liabilities and establish a reserve, consisting of cash or other assets, that we believe will be adequate for the satisfaction of all current contingent or conditional claims and liabilities. We also may take other steps to provide for the satisfaction of the reasonably estimated amount of such liabilities, including possibly seeking to acquire insurance coverage with respect to certain contingent liabilities. We currently estimate that we will reserve approximately $1.0 million to $1.4 million to cover expenses and all liabilities and claims that we are required to pay or provide for under applicable law, which reserve includes a contingency reserve of $0.4 million to satisfy any unknown or contingent liabilities. From time to time, we may distribute to our stockholders on a pro rata basis any portions of the reserve that we deem no longer to be required. In the event we fail to create an adequate reserve for the payment of our expenses and liabilities, and amounts have been distributed to the stockholders under the Plan of Dissolution, each stockholder could be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidating distributions received by such stockholder from us under the Plan of Dissolution. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

Reporting Requirements (See page 36)
Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have requested relief from the Securities and Exchange Commission (“SEC”) to suspend certain of our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. However, the SEC may not grant us the requested relief and any continued reporting obligations will deplete the cash available for a liquidating distribution to our stockholders.

Treatment of Equity Awards and Employee Stock Purchase Plan (see page 36)
Pursuant to the terms of our 2006 Equity Incentive Plan, as amended (the “2006 Plan”) and the related award agreements, all outstanding stock options will be accelerated in connection with the dissolution and any stock options that remain unexercised will terminate immediately prior to our dissolution in accordance with the terms of the 2006 Plan . We intend to terminate our equity incentive plans. The exercise price of all options outstanding under the 2006 Plan is significantly higher than the price at which our shares of common stock have been trading and therefore the Company does not expect any holder to exercise outstanding stock options. We previously terminated our 2006 Employee Stock Purchase Plan (the “ESPP”) and there are no equity awards outstanding under our 2001 Stocp Option/Stock issuance Plan (the "2001 Plan").

Interests of Management in the Dissolution of the Company (See page 38)
In considering the recommendation of our Board of Directors, you should be aware that our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that Affymax stockholders vote FOR the approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Certain Material U.S. Federal Income Tax Consequences (See page 40)
As described in “Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation” on pages 38 - 39, and subject to the limitations, assumptions and qualifications therein, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value (at the time of distribution) of any other property distributed, less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder’s tax basis in the shares of our common stock. If a Company stockholder owns shares acquired at different times or for different prices, gain or loss is calculated separately for each such block of shares. If we make more than one liquidating distribution, amounts are applied first to recover stock basis before reporting any gain or loss, calculated on a block-by-block basis. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long-term capital gain or loss if the stock has been held for more than one year. Stockholders are urged to carefully review this description and to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the Plan of Dissolution.

Required Stockholder Vote (See page 41)
The approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

Recommendation of Our Board of Directors (See page 41)
On June 23, 2014, our Board of Directors: (1) determined that the dissolution and liquidation of the Company, and the other transactions contemplated thereby, are advisable and in the best interests of us and our stockholders, (2) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (3) recommended that our stockholders vote FOR the approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and FOR the Meeting Adjournment Proposal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that we may have liabilities about which we are not currently aware, and that the cost of settlement of our liabilities and contingent obligations could be higher than expected, all of which would impact our ability to make any liquidating distributions to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results.

Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE SPECIAL MEETING
General Questions
Why am I receiving these materials?
We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Affymax, Inc. is soliciting your proxy to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
Who can vote at the Special Meeting?
Only stockholders of record at the close of business on August 15, 2014, the record date of the Special Meeting, will be entitled to vote at the Special Meeting. At the close of business on this record date, there were shares of common stock outstanding and entitled to vote. If, at the close of business on August 15, 2014, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted. If, at the close of business on August 15, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
You are voting on whether to approve the dissolution and liquidation of Affymax pursuant to the Plan of Dissolution attached as Appendix A to this proxy statement. Additionally, stockholders will consider and vote on proposals to adjourn the Special Meeting to another date, time or place, if necessary in the judgment of our Board of Directors, for the purpose of soliciting additional proxies to vote in favor of the proposed Plan of Dissolution. Any other matter that is properly presented at the meeting will also be voted upon at that time.
How do I vote?
Whether you plan to attend the Special Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. You may specify whether your shares should be voted for, against or abstain with respect to each of the proposals. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, or you have stock certificates registered in your name, you may vote:

•
By mail. You can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board of Directors as noted below.

•	In person at the meeting. If you attend the Special Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.
If your shares are held in “street name,” you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote.
If you vote using one of the methods described above, you will be designating each of Mr. John A. Orwin, the Chairman of the Board of Directors, and Mr. Mark G. Thompson, who is an executive officer, as your proxy to vote your shares as you instruct.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock you own as of August 15, 2014.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and FOR the Meeting Adjournment Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the Company representatives named on your proxy card) will vote your shares using his or her discretion.
Who is paying for this proxy solicitation?
The Company will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, the Company has engaged Georgeson Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $7,500, plus the reimbursement of customary disbursements.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by signing a new proxy card with a date later than your previously delivered proxy card and submitting it as instructed above;

•	by notifying our Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.
Your most current vote is the one that will be counted.
What are broker non-votes?
Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under applicable stock exchange rules. With respect to matters such as the Dissolution Proposal nominees cannot vote unless they receive instructions from the “street name” owner. If instructions have not been given with respect to such shares, we refer to such shares below as “unvoted.”
How many shares must be present to conduct business at the Special Meeting?
The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting shall constitute a quorum for transacting business at the meeting. Broker non-votes and abstentions will be treated as present for the purposes of determining whether a quorum is present.
What vote is required to approve each proposal and how are votes counted?

Proposal 1: Dissolution and Liquidation of the Company
The affirmative vote of a majority of our outstanding shares of common stock is required to approve the dissolution and liquidation of Affymax. Banks and brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Broker non-votes and abstentions will have the same effect as a vote against this proposal.

Proposal 2: Meeting Adjournment Proposal
The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to approve the Meeting Adjournment Proposal. Abstentions will have no effect on the results of this vote. Banks and brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

 Can I still sell my shares of Affymax, Inc. common stock?
Yes, but only until the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. Our common stock is traded on the Over The Counter Electronic Market (OTCQB). We anticipate that we will request that trading in our common stock be suspended at the close of business on the effective date of the filing of the Certificate of Dissolution, or as soon thereafter as is reasonably practicable. In addition, we intend to close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the effective date of the filing of the Certificate of Dissolution. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”
Questions and Answers Concerning the Plan of Dissolution
How does the Board of Directors recommend I vote on the proposal to approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and the Meeting Adjournment Proposal?
The Board of Directors recommends that you vote FOR the authorization and approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and FOR the Meeting Adjournment Proposal.
Why is the Board of Directors recommending approval of the Plan of Dissolution?
We co-commercialized OMONTYS with our collaboration partner, Takeda Pharmaceutical Company Limited (“Takeda”), during 2012 until February 2013, when we and Takeda announced a nationwide voluntary recall of OMONTYS as a result of safety concerns. Effective April 1, 2013, we entered into an amendment of our collaboration agreement with Takeda pursuant to which Takeda assumed full responsibility for OMONTYS, including responsibility for the ongoing recall and investigation with the FDA, and we granted them an exclusive license to OMONTYS in consideration for potential royalties and milestones. The Company recently issued a joint announcement with Takeda that Takeda has completed a detailed investigation with respect to OMONTYS of the postmarketing reports of serious hypersensitivity reactions including anaphylaxis, which may be life-threatening or fatal. As announced, Takeda confirmed that no quality or manufacturing issues were present, but it was not able to identify a specific root cause for the reactions that were observed. In light of these findings, OMONTYS would not be permitted to be returned to the market and Takeda is working with the FDA to withdraw its approval of OMONTYS. As a result, we currently have no business operations, and no business prospects. Based on the outcome, the Board of Directors has determined it would be in the best interest of the Company’s stockholders to dissolve the Company. The Board of Directors and management have devoted time to identifying and pursuing additional opportunities to further enhance stockholder value in the context of the existing potential liability represented by outstanding litigation currently pending against the Company. After due consideration, with the assistance of legal advisors, the potential strategic alternatives available to us, our Board of Directors has determined that the dissolution and liquidation of the Company is advisable and in the best interests of the Company and our stockholders. See “Proposal 1—Approval of the Plan of Complete Liquidation and Dissolution—Background of the Plan of Dissolution” and “Proposal 1—Approval of the Plan of Complete Liquidation and Dissolution—Reasons for the Plan of Dissolution.”
What will happen if the Plan of Dissolution is approved?

If the Plan of Dissolution is approved, we plan to file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any. We further expect that, if the Plan of Dissolution is approved, all of the members of our Board of Directors, other than Mr. Richard M. Brenner, will resign prior to or in connection with the filing of our Certificate of Dissolution. Mr. Brenner is expected to remain as the sole member of our Board of Directors, and to continue to act as our Chief Executive Officer throughout the wind-down and dissolution process. Additionally, the Plan of Dissolution provides for the appointment of Mark Thompson of The Brenner Group, Vice President of the Company, or such other individual who is subsequently designated by the Board of Directors, as manager (the “Manager”) to oversee the sale of the Company’s assets and the Company’s liquidation and wind up. We may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds, if any, to our stockholders, pursuant to the Plan of Dissolution, including an assignment for the benefit of creditors. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. See “Proposal 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Liquidating Trust.”
When will stockholders receive payment of liquidation distributions?
We intend to make an liquidating distribution, if available, as soon as practicable, and as permitted by Delaware law, following the effective date of the filing of the Certificate of Dissolution, however, we are unable to predict the precise amount or timing of the distribution or of any additional liquidating distributions. The timing and amount of any distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have a reserve, the amount to be paid in satisfaction of contingencies, as well as our ability to convert our remaining assets to cash. Although our Board of Directors has not established a firm timetable for the liquidating distributions, subject to contingencies inherent in winding up our business, the Board of Directors intends to make such distributions as promptly as practicable. Subject to the requirements of Delaware law, we expect to make a final distribution, if available, on or prior to the third anniversary of the effective date of the filing of the Certificate of Dissolution.
What is the total amount of the payments, if any, that stockholders will receive?
We cannot predict with certainty the amount of any liquidating distributions to our stockholders. However, based on the information currently available to us, we estimate that the aggregate amount ultimately distributed to our stockholders will be in the range of approximately $0.05 to $0.06 per share (based on 37,490,095 shares outstanding as of June 30, 2014). The estimated distributions represent our estimate of the amount to be distributed to stockholders during the liquidation, but do not represent the minimum or maximum distribution amount. Actual distributions could be higher or lower.
The estimated distributions are based on, among other things, the fact that, as of June 30, 2014, we had approximately $3.4 million in cash, cash equivalents and marketable securities. We currently estimate that we will reserve between $1.0 million and $1.4 million, which will be used to pay all expenses (including operating expenses incurred from June 30, 2014 to date and estimated operating expenses to be incurred throughout the dissolution and wind-down process) and other known, non-contingent liabilities, and which also includes reasonable provision for expenses of liquidation and contingent and unknown liabilities as required by Delaware law. The actual amount of any liquidating distribution, if any, could be less than or more than the amount estimated above. It is possible that any distribution could be followed in the future by additional distributions, if it is determined that any reserved amounts no longer need to be reserved or if the company realizes value for any non-cash assets as part of the liquidation process.
In addition to the satisfaction of our liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses, including retention amounts, incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses, including retention amounts, incurred in connection with our products liability insurance coverage;

•	expenses incurred in connection with the dissolution and liquidation process; and

•	professional, legal, consulting and accounting fees.

Many of the factors influencing the amount of cash distributed to our stockholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. The actual amounts of liquidating distributions may vary substantially, depending on whether we discover additional liabilities or claims, or if we incur unexpected or greater than expected losses with respect to contingent liabilities. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the amount we currently estimate or that you otherwise expect to receive. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” below.
When do you expect the dissolution process to be completed?
Upon approval of the Plan of Dissolution by our stockholders, we will work toward an orderly wind down of our business and operations. Subject to stockholder approval of the Plan of Dissolution, we currently expect to file a Certificate of Dissolution as soon as reasonably practicable following stockholder approval of the Plan of Dissolution. Additionally, pursuant to Delaware law, our corporate existence will continue for a period of three years following the effective date of the filing of the Certificate of Dissolution (subject to extension if authorized by a court), or as may be required to resolve pending litigation matters, and we would not be permitted to carry on any business except that appropriate to wind down and liquidate our business and affairs.
Should I send in my stock certificates now?
No. You should not forward your stock certificates before receiving instructions to do so. As a condition to the receipt of any distribution to the stockholders, we may, in our discretion, require stockholders to (i) surrender their certificates evidencing their shares of our common stock to us or (ii) furnish us with evidence satisfactory to us of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to us. If surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the law relating to unclaimed property).
What are the material United States federal income tax consequences of the dissolution and liquidation?
Amounts received by stockholders pursuant to the Plan of Dissolution, if any, will result in gain or loss for a stockholder equal to the difference between (i) the amount of cash and the fair market value (at the time of distribution) of any other property distributed, less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder’s tax basis in the shares of our common stock. If a Company stockholder owns shares acquired at different times or for different prices, gain or loss is calculated separately for each such block of shares. If we make more than one liquidating distribution, amounts are applied first to recover stock basis before reporting any gain or loss, calculated on a block-by-block basis. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will generally be long-term capital gain or loss if the stock has been held for more than one year. See “Proposal 1—Approval of the Plan of Complete Liquidation and Dissolution—Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation.”
The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each stockholder. We recommend that each stockholder consult its own tax advisor regarding the federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.
What will happen if the Plan of Dissolution is not approved?
If the Plan of Dissolution is not approved by our stockholders, the dissolution and liquidation of the Company will not occur and our Board of Directors and management will continue to explore other strategic alternatives. However, our management and Board of Directors have considered at length, with the assistance of legal and other advisors, potential strategic alternatives available to us and have determined that a liquidation is in the best interests of the Company and its stockholders. It is possible that the Company would seek voluntary dissolution at a later time and potentially with diminished assets.
Do I have appraisal rights?

Under Delaware law, you do not have appraisal rights in connection with any of the proposals.
Who can help answer my questions?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Plan of Dissolution or the transactions contemplated thereby, including the procedures for voting your shares, you should contact Georgeson Inc., who is assisting us in this matter, at 1 - (866) - 821 - 2550

RISK FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN
DECIDING WHETHER TO APPROVE THE PLAN OF DISSOLUTION
This proxy statement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of factors both in and out of our control, including the risks faced by us described below and elsewhere in this proxy statement. See “Special Note Regarding Forward-Looking Statements,” above.
There are many factors that our stockholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those risk factors set forth below. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement.
The amount we distribute to our stockholders as liquidating distributions, if any, may be substantially less than the estimates set forth in this proxy statement.
At present, we cannot determine with certainty the amount of any liquidating distribution to our stockholders. The amount of cash ultimately distributed to our stockholders in any liquidating distribution depends on, among other things, the amount of our liabilities, obligations and expenses and claims against us, and the amount of the reserves that we establish during the liquidation process. Our estimates of these amounts may be inaccurate. Factors that could impact our estimates include the following:

•	if any of the estimates regarding the Plan of Dissolution, including the expenses to satisfy outstanding obligations, liabilities and claims during the liquidation process, are inaccurate;

•	if our estimates regarding our expenses to defend or resolve our ongoing product liability litigation, are inaccurate;

•	if other litigation is brought against us or our directors and officers;

•	if unforeseen claims are asserted against us, we will have to defend or resolve such claims or establish a reasonable reserve before making distributions to our stockholders;

•
if the estimates regarding the expenses to be incurred in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company, are inaccurate; and

•	if we are unable to obtain relief from certain reporting requirements under the Exchange Act, we will continue to incur significant expenses related to ongoing reporting obligations.
If any of the foregoing occurs, the amount distribute to our stockholders may be substantially less than the amount we currently estimate.
In addition, under the DGCL, claims and demands may be asserted against us at any time during the three years following the effective date of the filing of the Certificate of Dissolution. Accordingly, our Board of Directors may obtain and maintain insurance coverage for such potential claims. As discussed above, the Board also expects to set aside a reserve of between $1.0 million and $1.4 million, and may also set aside additional amounts of cash or other assets as a reserve to satisfy claims against and obligations of Affymax that may arise during the three-year period following the effective date of the filing of the Certificate of Dissolution. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to stockholders.
We may not be able to settle all of our liabilities to creditors, which may delay or reduce liquidating distributions to our stockholders.
We have current and future liabilities to creditors. Our estimated distributions to stockholders takes into account all of our known liabilities and certain possible contingent liabilities and our best estimate of the amount reasonably required to satisfy such liabilities. As part of the wind-down process, we will attempt to settle all liabilities with our creditors. We cannot assure you that unknown liabilities that we have not accounted for will not arise, that we will be able to settle all of our liabilities or that they can be settled for the amounts we have estimated for purposes of calculating the range of distribution to stockholders. If we are unable to reach an agreement with a creditor relating to a liability, that creditor may bring a lawsuit against us. Amounts required to settle liabilities or defend lawsuits in excess of the amounts estimated by us will reduce the amount of net proceeds available for distribution to stockholders.
Our Board of Directors may abandon or delay implementation of the Plan of Dissolution even if approved by our stockholders.
Even if our stockholders approve the Plan of Dissolution, our Board of Directors has reserved the right, in its discretion, to the extent permitted by Delaware law, to abandon or delay implementation of the Plan of Dissolution if such action is determined to be in our best interests and in the best interests of our stockholders, in order, for example, to permit us to pursue alternatives. Any such decision to abandon or delay implementation of the Plan of Dissolution may result in the Company incurring additional operating costs and liabilities, which could reduce the amount available for distribution to our stockholders. Additionally, if our stockholders approve the Plan of Dissolution, if deemed necessary or desirable by the Manager and, subject to and upon separate approval by our Board of Directors, the Company may make an assignment for benefit of its creditors under applicable state law, and thereby liquidate and wind up its affairs through such an assignment for benefit of creditors proceeding under applicable law, as further described below.
The payment of liquidating distributions, if any, to our stockholders could be delayed.
Although our Board of Directors has not established a firm timetable for liquidating distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such liquidating distributions, if any, as promptly as practicable as creditor claims and contingent liabilities are paid or settled. However, we are currently unable to predict the precise timing of any such liquidating distributions or whether any liquidating distributions will occur at all. The timing of any such liquidating distributions will depend on and could be delayed by, among other things, and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the basis that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.
We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution.
Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, will continue to be incurred as we wind down. These expenses could be much higher than currently anticipated and will reduce the amount of assets available for ultimate distribution to stockholders.
If we fail to create an adequate reserve for payment of our expenses and liabilities, each stockholder receiving liquidating distributions could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the reserve, up to the amount actually distributed to such stockholder in dissolution.
If the Plan of Dissolution is approved by our stockholders, we expect to file a Certificate of Dissolution with the Delaware Secretary of State dissolving Affymax. Pursuant to the DGCL, we will continue to exist for three years after our dissolution or for such longer period as the Delaware Court of Chancery shall direct, or as may be required to resolve any pending litigation matters, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the DGCL, in the event we fail to create during this three-year period an adequate reserve for payment of our expenses and liabilities (and otherwise do not have sufficient assets for payment of our expenses and liabilities), each stockholder who receives a liquidating distribution could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the reserve, up to the amount actually distributed to such stockholder in dissolution.
Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the Plan of Dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities.

Further stockholder approval will not be required in connection with the implementation of the Plan of Dissolution, including for the sale of all or substantially all of our non-cash assets, if any, as contemplated in the Plan of Dissolution.
The approval of the Plan of Dissolution by our stockholders also will authorize, without further stockholder action, the Manager to take such actions as it deems necessary, appropriate or desirable, in his absolute discretion, to implement the Plan of Dissolution and the transactions contemplated thereby, or if decided by the Manager and our Board of Directors, an assignment for the benefit of creditors. Accordingly, depending on the timing of a stockholder vote on the Plan of Dissolution, we may dispose of our non-cash assets without further stockholder approval.
We are in the process of applying for relief from certain reporting requirements under the Exchange Act, which may substantially reduce publicly-available information about the Company.
Our common stock is currently registered under the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We anticipate that, if our stockholders approve the Plan of Dissolution, in order to curtail expenses, we will, after the effective date of the filing of the Certificate of Dissolution, suspend certain of our reporting obligations under the Exchange Act if such relieve is granted by the SEC. However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company.
Our Board of Directors will be responsible for overseeing the Plan of Dissolution; however, most of the current directors are expected to resign, and the Board’s authority could effectively be transferred to a liquidating trustee or some other party.
Under Delaware law, a company’s board of directors retains ultimate decision-making authority following the company’s dissolution, and therefore our Board of Directors would initially be responsible for overseeing the Plan of Dissolution. We are seeking the reelection of five of our directors at the Special Meeting. However, all directors except Mr. Brenner have indicated that they expect to resign from the Board of Directors prior to or in connection with the dissolution. Mr. Brenner is expected to remain the sole director of Affymax throughout the wind-down and dissolution process, but he could resign at any time. In addition, pursuant to the Plan of Dissolution, a liquidating trust could be used to complete the dissolution process, or, under Delaware law, any director, creditor, stockholder or other party showing good cause could seek court appointment of a trustee or receiver to complete the process.
If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.
As discussed above, shares of our common stock generally will not be transferable following dissolution. In addition, if we were to establish a liquidating trust, the interests of our stockholders in such liquidating trust may not be transferable, which could adversely affect our stockholders’ ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.
The members of our Board of Directors may have a potential conflict of interest in recommending approval of the Plan of Dissolution.
Because of an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors, our directors and officers may be deemed to have a potential conflict of interest in recommending approval of the Plan of Dissolution. See “Proposal No. 1—Approval of the Plan of Dissolution—Interests of Directors and Executive Officers in Approval of the Plan of Dissolution.”
The tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.
We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in the proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

PROPOSAL 1: APPROVAL OF PLAN OF DISSOLUTION
General
Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders at the Special Meeting. The Plan of Dissolution was approved by the Board of Directors, subject to stockholder approval, on June 23, 2014. A copy of the Plan of Dissolution is attached as Appendix A to this proxy statement. All material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.
Summary of the Plan of Dissolution and Dissolution Process
After stockholder approval of the Plan of Dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Delaware Secretary of State and thereafter remaining in existence as a non-operating entity;

•	paying all of our known, non-contingent obligations and liabilities;

•	establishing a reserve, consisting of cash or other assets, that we believe will be adequate for the satisfaction of all unknown, contingent or conditional claims and liabilities;

•	the provision of notice to our known creditors of our filing of a Certificate of Dissolution, and publishing such notice for unknown creditors, as required by law;

•	making liquidating distributions to our stockholders of record determined as of the Final Record Date;

•	attempting to sell, exchange or otherwise dispose of all of our remaining non-cash assets for cash or cash equivalents in an orderly fashion;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	paying operating and liquidation expenses and satisfying any contingent liabilities as they become due out of funds available in the reserve;

•	distributing pro rata in one or more additional liquidating distributions all of our remaining assets, if any, to our stockholders of record as of the Final Record Date;

•	complying with SEC reporting requirements, as necessary; and

•	completing tax filings.
Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of the Company and the winding up of its operations and affairs.
As of June 30, 2014, we had approximately $3.4 million in cash and cash equivalents. We currently estimate that we will reserve between $1.0 million and $1.4 million, which will be used to pay all expenses (including operating expenses incurred from June 30, 2014 to date, the cash settlement value of various equity awards, the payout of employee severance arrangements and estimated operating expenses through the dissolution and wind-down process) and other known, non-contingent liabilities. This reserve also includes reasonable provision for expenses of liquidation and contingent and unknown liabilities as required by Delaware law. Based on this estimated reserve, we currently estimate that the aggregate amount of a liquidating distribution to stockholders will be between $2.0 million and $2.4 million, or between $0.05 and $0.06 per share (based on 37,490,095 shares outstanding as of June 30, 2014). We intend to make a distribution as soon as practicable following the effective date of the filing of the Certificate of Dissolution, however, we are unable to predict if or the precise amount or timing of any initial distribution or of any additional liquidating distributions. The timing and amount of liquidating distributions will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the reserve, the amount to be paid in satisfaction of any contingencies, as well as our ability to convert our remaining assets to cash. Any liquidating distributions from us will be made to stockholders according to their holdings of common stock as of the Final Record Date, which we expect to be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law.

In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses up until the effective date of the filing of the Certificate of Dissolution;

•	expenses to defend, resolve and/or settle ongoing litigation;

•	expenses, including retention amounts, incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses, including retention amounts, incurred in connection with our products liability insurance coverage;

•	expenses incurred in connection with the dissolution and liquidation;

•	severance and related costs; and

•	professional, legal, consulting and accounting fees.
We may, at any time, choose to implement the Plan of Dissolution through a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers, or a third party to act as trustee or trustees of such liquidating trust. If all of our assets are not distributed within three years after the date our dissolution and a judicial extension of this deadline has not been sought or received, we expect to transfer our remaining assets to a liquidating trust at such time. If our stockholders approve the Plan of Dissolution, if deemed necessary or desirable by the Manager and, subject to and upon separate approval by our Board of Directors, the Company may make an assignment for benefit of its creditors under applicable state law, and thereby liquidate and wind up its affairs through such an assignment for benefit of creditors proceeding under applicable law as further described below.
During the liquidation of our assets, we may pay our officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See “Interests of Directors and Executive Officers in Approval of the Plan of Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.
Background to the Proposed Dissolution and Liquidation
We are a biopharmaceutical company in the process of restructuring operations. In March 2012, the U.S. Food and Drug Administration, or FDA, approved the Company’s first and only product, OMONTYS® (peginesatide) Injection for the treatment of anemia due to chronic kidney disease in adult patients on dialysis. OMONTYS is a synthetic, peptide-based erythropoiesis stimulating agent, or ESA, designed to stimulate production of red blood cells and has been the only once-monthly ESA available to the adult dialysis patient population in the U.S. We co-commercialized OMONTYS with our collaboration partner, Takeda Pharmaceutical Company Limited, or Takeda during 2012 until February 2013, when we and Takeda announced a nationwide voluntary recall of OMONTYS as a result of safety concerns. Effective April 1, 2013, we entered into an amendment of our collaboration with Takeda pursuant to which Takeda assumed full responsibility for OMONTYS, including responsibility for the ongoing recall and investigation with the FDA, and we granted them an exclusive license to OMONTYS in consideration for potential royalties and milestones. In April 2013, as part of our efforts to restructure our operations in order to reduce costs, in addition to our reduction in force, we engaged an experienced restructuring firm, The Brenner Group, Inc. With the engagement of the restructuring firm, we terminated the employment of our former executive officers, including our Chief Executive Officer and Chief Financial Officer.
In June 2014, we issued a joint announcement with Takeda that Takeda has completed a detailed investigation with respect to OMONTYS of the postmarketing reports of serious hypersensitivity reactions including anaphylaxis, which may be life-threatening or fatal. As announced, Takeda confirmed that no quality or manufacturing issues were present, but it was not able to identify a specific root cause for the reactions that were observed. In light of these findings, OMONTYS would not be permitted to be returned to the market and Takeda is working with the FDA to withdraw its approval of OMONTYS. Our Board of Directors reviewed the potential for undertaking the further development of OMONTYS but determined that the extremely low probability of identifying a path to regulatory approval and the significant costs that would be required to be incurred would be expected to make such efforts impracticable. The Board of Directors additionally considered other alternatives but existing and potential litigation, in particular the remaining outstanding products liability action and the potential for future products liability claims, creates significant impediments to any potential other courses of action available to us. As a result, we do not currently have any business prospects.

We are also party to ongoing products liability litigation, and have agreed to the terms of a settlement of securities class action litigation. Additionally, we have agreed to the terms of a settlement of derivative actions filed purportedly on behalf of the Company against certain of our current and former officers and directors, as described below. These lawsuits are further described in in our periodic filings made with the Securities and Exchange Commission.

The product liability litigation commenced on or about February 13, 2014, when a complaint was filed by an individual plaintiff in the Fourth Judicial District Court (Ouachita Parish) of the State of Louisiana, naming as defendants the Company, Takeda Pharmaceuticals America, Inc., Takeda Pharmaceuticals U.S.A., Inc., Takeda Development Center Americas, Inc., Takeda Pharmaceuticals International, Inc., Takeda Pharmaceutical Company Limited, Fresenius Medical Care Monroe, LLC, and Fresenius Medical Care Holdings, Inc., and indicating an intention to add two physicians as defendants.  The plaintiff seeks to hold the defendants liable in connection with the death of her husband on February 15, 2013.  The complaint alleges that the Company and certain other defendants are liable under the Louisiana Products Liability Act, La.R.S. 9:2800.51, et seq., other Louisiana statutes, and otherwise in connection with their alleged acts and omissions with respect to OMONTYS.  The plaintiff seeks various categories or types of damages, including, without limitation, damages for her and her late husband’s alleged losses and injuries, punitive or exemplary damages, the price of OMONTYS and reasonable expenses occasioned by the sale of that drug, and other relief as set forth in the complaint.  On April 11, 2014, we filed our initial response to the claim, denying that the Company is liable for the plaintiff's damages as set forth in the complaint. Although this is the only lawsuit that the Company is aware of at this time, there can be no assurances that additional product liability complaints will not be brought.

The securities class action litigation commenced on February 27, 2013, when a complaint was filed in the United States District Court for the Northern District of California, naming as defendants the Company, certain of its officers, Takeda Pharmaceutical Company Limited, Takeda Pharmaceuticals U.S.A., Inc. and Takeda Global Research & Development Center, Inc.  A second complaint naming the same defendants was filed on March 6, 2013. On May 2, 2013, the securities class action complaint that was filed on February 27, 2013 was voluntarily dismissed by the plaintiff.  On May 21, 2013, the Court appointed a lead plaintiff in the remaining securities class action complaint that had been filed on March 6, 2013.  On July 22, 2013, a consolidated amended class action complaint was filed on behalf of purported stockholders of the Company, naming as defendants the Company and certain of its former officers.  The consolidated amended complaint alleges violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, in connection with allegedly false and misleading statements made by the defendants regarding OMONTYS, the Company's business practices, financial projections and other disclosures between August 8, 2012 and February 22, 2013, or the Class Period.  The plaintiff seeks to represent a class comprised of purchasers of the Company's common stock during the Class Period and seeks damages, costs and expenses and such other relief as determined by the Court.  On September 20, 2013, the Company and the individual defendants (collectively, “Defendants”) filed a motion to dismiss the consolidated amended complaint.  On January 21, 2014, the Court issued its order granting the motion to dismiss regarding violations of Section 20(a) against all Defendants and it granted the motion to dismiss in part, denying the motion to dismiss in part, and providing plaintiffs with an opportunity to amend the complaint.   On February 18, 2014, the Court, pursuant to a stipulation by the parties, stayed the litigation for ninety days to allow the parties to conduct settlement discussions. On July 2, 2014, the parties executed a Stipulation of Settlement of the securities class action suit. The Stipulation, which is subject to court approval, provides in part for a settlement payment of $6.5 million and the dismissal of all claims against the defendants in connection with the securities class action suit. On July 3, 2014, plaintiffs filed a motion for preliminary approval of the settlement. The $6.5 million settlement payment, less any remaining retention at the time of payment, which is estimated to be less than $100,000, will be paid by the Company’s insurance provider under its insurance policy. The preliminary approval hearing for the settlement is set for August 27, 2014.

On March 19, 2013 and March 29, 2013, respectively, two derivative lawsuits were filed purportedly on behalf of the Company in California Superior Court for the County of Santa Clara naming certain of our current and former officers and directors as defendants (the “State Court Derivative Action”). The lawsuits allege that certain of the Company's officers and directors breached their fiduciary duties related to the clinical trials for OMONTYS and for representations regarding the Company's business health, which was tied to the success of OMONTYS. The lawsuits also assert claims for unjust enrichment and corporate waste. On May 31, 2013, the Court consolidated the two actions and appointed lead plaintiff. On June 11, 2013, lead plaintiff designated the complaint filed on March 29, 2013 as the operative complaint. On August 6, 2013, the Court stayed the State Court Derivative Action pending the outcome of the motion to dismiss in the securities class action. Subsequent to the order regarding the motion to dismiss in the securities class action, on January 31, 2014, the Court ordered that the State Court Derivative Action be stayed in its entirety until resolution of the securities class action. On May 29, 2014, the parties entered into a Stipulation of Settlement of the State Court Derivative Action. The Stipulation, which is subject to court approval, provides in part that the Company will enter into certain corporate governance reforms, that the Company shall cause to be paid an attorneys’ fee to plaintiffs of $375,000 (subject to court approval), and for the dismissal of all claims against the defendants in connection with the State Court Derivative Action. On July 16, 2014, the Court entered an order preliminarily approving the Stipulation and setting a final approval hearing date for September 19, 2014.

On August 19, 2013, another derivative lawsuit was filed purportedly on behalf of the Company in the United States District Court for the Northern District of California naming certain of our current and former officers and directors as defendants (the “Federal Derivative Action”). The lawsuit’s allegations are substantially similar to the allegations in the State Court Derivative Action. On October 21, 2013, the Court ordered a stay in the Federal Derivative Action pending the outcome of the motion to dismiss in the securities class action. Subsequent to the order regarding the motion to dismiss in the securities class action, on January 31, 2014, the Court ordered that the Federal Derivative Action be stayed until resolution of the securities class action. On April 30, 2014, plaintiff in the Federal Derivative Action filed a notice of voluntary dismissal without prejudice. On May 7, 2014, the Court dismissed the action Federal Derivative Action without prejudice

Our Board of Directors met three times between April and June 2014 to review the process the Company had undertaken in connection with its review of the Company’s strategic alternatives. At these meetings, our Board of Directors also reviewed estimates prepared by management of the net assets that would be available for distribution to stockholders pursuant to a plan of liquidation, as well as the estimated reserves that would reasonably be required for continued operating expenses and outstanding, contingent and unknown obligations. Management presented its analysis of the alternatives available to the Company and our Board of Directors reviewed the financial aspects of a liquidation analysis prepared by management reflecting estimates of the Company’s assets and potential liabilities, including the net assets available for distribution to stockholders pursuant to a plan of liquidation after the reserve of amounts reasonably necessary to pay or provide for all known, unknown and contingent claims. Additionally, representatives of Cooley LLP reviewed with our Board of Directors the results of the process the Company had undertaken in connection with its review of strategic alternatives, the fiduciary duties of our Board of Directors, and the terms of the proposed plan of liquidation. Based on these considerations, and upon obtaining the results of the detailed re investigation with respect to OMONTYS, and Takeda’s decision to terminate our collaboration agreement, our Board of Directors acted by unanimous written consent and adopted the Plan of Dissolution and recommended approval of the Plan of Dissolution to our stockholders.
Reasons for Dissolution and Liquidation
In arriving at its determination that the Plan of Dissolution is advisable and in our best interests and the best interests of our stockholders and is the preferred strategic option for Affymax, our Board of Directors carefully considered the terms of the Plan of Dissolution and the dissolution process under Delaware law, as well as other available strategic alternatives. As part of our evaluation process, our Board of Directors considered the risks and timing of each alternative available to Affymax, as well as management’s financial projections, and consulted with management and our legal advisors. In approving the Plan of Dissolution, our Board of Directors considered several of the factors set out above as well as the following factors:

•
the fact that we have conducted an evaluation to identify strategic alternatives involving Affymax as a whole, including a merger, reverse merger, asset sale, strategic partnership or other business combination transaction, and have identified no alternative transactions that, in our Board of Directors’ considered judgment, would provide greater value to our stockholders than they would receive in a liquidation;

•	the substantial accounting, legal and other expenses associated with being a small publicly-traded company with no significant source of revenues;

•	the anticipated timing of the distribution of cash to our stockholders in a dissolution compared to other potential strategic transactions;

•
the terms and conditions of the Plan of Dissolution, including the provisions that permit our Board of Directors to abandon the plan prior to the effective time of the dissolution if it determines that, in light of new proposals presented or changes in circumstances, dissolution and liquidation are no longer advisable and in our best interests and the best interests of our stockholders;

•
the fact that Delaware corporate law requires that the dissolution of a corporation be approved by the affirmative vote of holders of a majority of the shares of our common stock entitled to vote, which ensures that our Board of Directors will not be taking actions of which a majority of our stockholders disapprove; and

•
the fact that approval of the Plan of Dissolution by the requisite vote of our stockholders authorizes our Board of Directors and officers to implement the Plan of Dissolution without further stockholder approval.

Our Board of Directors also considered the following negative factors in arriving at its conclusion that dissolving and liquidating Affymax is in our best interests and the best interests of our stockholders:

•	the uncertainty of the timing, nature and amount of any liquidating distributions to stockholders;

•
the possibility that liquidation would not yield distributions to stockholders in excess of the amount that stockholders could have received upon a sale or other transaction involving Affymax or a sale of shares on the open market;

•	the risks associated with the sale of our remaining non-cash assets as part of the Plan of Dissolution;

•
the fact that stockholders would lose the opportunity to capitalize on the potential business opportunities and possible future growth of Affymax had we decided to continue to pursue development and commercialization of our MAXY-G34 product candidate;

•	the possibility that the price of our common stock might have increased in the future to a price greater than the current price or the value of the assets distributed in liquidation;

•	the risk that, under Delaware law, our stockholders may be required to return to creditors some or all of the liquidation distributions; and

•
the fact that, if the Plan of Dissolution is approved by our stockholders, we anticipate that stockholders would generally not be permitted to transfer shares of our common stock after the effective date of our filing of the Certificate of Dissolution with the Delaware Secretary of State.

Our Board of Directors also considered the other factors described in the section entitled “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” in this proxy statement and in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 in deciding to approve, and recommend that our stockholders approve, the Plan of Dissolution.
In view of the variety of factors considered in connection with its evaluation of the Plan of Dissolution, our Board of Directors did not find it practical, and did not quantify or otherwise attempt, to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.
We cannot offer any assurance that the liquidation value per share of our common stock will equal or exceed the price or prices at which such shares recently have traded or could trade over-the-counter in the future. However, our Board of Directors believes that it is in our best interests and the best interests of our stockholders to distribute to the stockholders our net assets pursuant to the Plan of Dissolution. If our stockholders do not approve the Plan of Dissolution, our Board of Directors will explore what, if any, alternatives are available in light of our limited business activities and the possible difficulty in rehiring employees and recommencing operations.
Possible alternatives include selling all of our stock or assets, changing our business focus, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our Board of Directors has considered all of these options and has determined that it is in our best interests and in the best interests of our stockholders to dissolve Affymax and return the cash to our stockholders. The Board of Directors, however, retains the right to consider other alternatives and abandon the Plan of Dissolution prior to the effective time of the dissolution should a superior offer arise before the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”
Dissolution Under Delaware Law
Section 275 of the DGCL provides that a corporation may dissolve upon the approval of a corporation’s board of directors followed by a majority vote of its stockholders, or by unanimous stockholder consent. Following such approval, the dissolution is effected by filing a Certificate of Dissolution with the Delaware Secretary of State. The corporation is dissolved upon the effective date of its Certificate of Dissolution.
Section 278 of the DGCL provides that once a corporation is dissolved, it continues its corporate existence for three years, but may not carry on any business except that appropriate to wind up and liquidate its business and affairs. The process of winding up includes:

•	the settling and closing of any business;

•	the disposition and conveyance of any property,

•	the discharge of any liabilities, including making reasonable provision for contingent and likely future claims;

•	the prosecution and defense of any lawsuits; and

•	the distribution of any remaining assets to stockholders.
If any action, suit or proceeding is commenced by or against the corporation before or within the three-year winding up period (or any extension thereof granted by a court), the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.
Description of the Plan of Dissolution and Dissolution Process
This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Appendix A to this proxy statement, and the other documents delivered with this proxy statement for a more complete understanding of the Plan of Dissolution.
Approval of Plan of Dissolution; Manager
To become effective, the Plan of Dissolution must be approved by the affirmative vote of a majority of the outstanding shares of our common stock. The approval of the Plan of Dissolution by the requisite vote of the holders of our common stock will constitute adoption of the Plan of Dissolution and a grant of full and complete authority for our Board of Directors and officers, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the Delaware law, including the authority to dispose of all of our remaining non-cash assets. The Board of Directors has also appointed Mark Thompson of The Brenner Group, Vice President of the Company, as manager to oversee the sale of the Company’s assets and the Company’s liquidation and wind up, or any successor person(s) as the Board may later designate (the “Manager”).
Dissolution and Liquidation
If the dissolution is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as our Board of Directors, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of our stockholders:

•	the filing of a Certificate of Dissolution with the Delaware Secretary of State;

•
the cessation of all of Affymax’s business activities except those relating to winding up and liquidating Affymax’s business and affairs, including, but not limited to, prosecuting and defending suits by or against us;

•	the collection, sale, exchange or other disposition of all or substantially all of Affymax’s non-cash property and assets;

•	the provision of notice to our known creditors of our filing of a Certificate of Dissolution, and publishing such notice for unknown creditors, as required by law;

•	the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;

•
the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;

•
the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;

•	the setting aside of a reserve consisting of cash and/or property to satisfy such claims and contingent obligations of Affymax;

•	the payment of liquidating distributions to our stockholders of record determined as of the Final Record Date;

•
the pro rata distribution to our stockholders, or the transfer to one or more liquidating trustees for the benefit of our stockholders under a liquidating trust, of the remaining assets of Affymax after payment or provision for payment of claims against and obligations of Affymax; and

•	the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.
 Liquidating Distributions; Amount; Timing
It is our current intention to make liquidating distributions to our stockholders of record as of the Final Record Date as soon as practicable, and as permitted by Delaware law, following the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. The DGCL requires that, prior to making any liquidating distribution, we pay or provide for payment of all of our liabilities and obligations, including contingent liabilities. In determining whether adequate provision is being made for any outstanding liabilities or wind down costs, the Board of Directors may consider a variety of factors. For example, in the case of outstanding disputed or contingent liabilities, considerations may include the estimated maximum amount of the claim and the likelihood that the claim will be resolved in the claimant’s favor or that the contingency will occur. Further, our ability to make a liquidating distribution could be adversely affected if any unanticipated liabilities or claims arise prior to the anticipated distribution.
Uncertainties as to the amount of liabilities make it impossible to predict precisely the aggregate amount that will ultimately be available for distribution, if anything. We will continue to incur claims, liabilities and expenses (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) following the approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution. These claims, liabilities and expenses will reduce the amount of cash and assets available for ultimate distribution to our stockholders.
Based on the assumptions set forth below, among others, we estimate that the amount available for a liquidating distribution to our stockholders will be approximately between $2.0 million and $2.4 million, or between $0.05 and $0.06 per share (based on 37,490,095 shares outstanding as of June 30, 2014). This estimate of the amount that may be available for distribution assumes, among other things:

•	that there will be no lawsuits filed against us or our officers or directors prior to or following the approval of the dissolution and liquidation pursuant to the Plan of Dissolution;

•	that the dissolution and wind down of Affymax will be completed within three years;

•
a reserve of between $1.0 million and $1.4 million to cover estimated expenses and liabilities, which reserve amount includes between $0.4 million and $0.8 million for unknown claims and contingencies; and

•	that the amount of our estimated expenses to complete the dissolution and wind-down process will not exceed the estimates contained in the table below.
Any one or more of these assumptions may prove to be wrong, which could reduce the amount available to distribute to our stockholders.
The following table sets forth the basis for our estimate of the liquidating distribution. The following table is based upon, among other things, the assumptions set forth above and estimates of certain liabilities. If our assumptions or estimates contained therein prove to be incorrect, our stockholders may ultimately receive substantially more or less than the amounts estimated here. We do not plan to resolicit stockholder approval for the dissolution and liquidation of the Company pursuant to the Plan of Dissolution even if the amount ultimately distributed to our stockholders changes significantly from the estimates set forth in this proxy statement.
Estimated Liquidating Distribution to Stockholders
(in millions, except for share and per share amounts)

	Low Estimate	High Estimate
Cash, cash equivalents and short-term investments as of June 30, 2014(1)	$3,399,000	$3,399,000
Estimated, Expenses and Cash Reserves
Operating expenses after June 30, 2014(2)	$399,000	$399,000
Other Expenses	$200,000	$200,000
Reserve for unanticipated claims and contingencies	$800,000	$400,000

Total	$1,399,000	$999,000
Estimated cash to distribute to stockholders	$2,000,000	$2,400,000

Assumed shares outstanding(3)	37,490,095	37,490,095
Estimated liquidating distribution per share	$0.05	$0.06

(1)	Cash, cash equivalents and marketable securities as of June 30, 2014, prior to payment of known, unknown and contingent liabilities and wind-down expenses.

(2)
Estimated operating expenses following June 30, 2014 for personnel, public company related costs, defense and settlement of ongoing litigation, facilities, insurance and other expenses to conduct our wind-down operations but exclusive of all other line items specifically allocated in the table above.

(3)	Based on shares of common stock outstanding at June 30, 2014. No stock options are expected to be exercised as no outstanding stock options have exercise prices below $0.80.
Based on the foregoing, we currently estimate that the aggregate amount ultimately distributed to our stockholders will be in the range of approximately $0.05 to $0.06 per share of Affymax common stock The foregoing estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate, or you may not receive any liquidating distributions at all. The timing and amount of any such additional liquidating distributions will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the reserve, the amount to be paid in satisfaction of contingencies as well as our ability to convert our remaining assets to cash. Although our Board of Directors has not established a firm timetable for the liquidating distributions, subject to contingencies inherent in winding up our business, the Board of Directors intends to make such distributions as promptly as practicable. Subject to the requirements of Delaware law, we expect to make a final distribution on or prior to the third anniversary of our dissolution. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution—We cannot assure you of the exact amount or timing of any additional liquidating distributions to our stockholders under the Plan of Dissolution, and any such distributions may be substantially less than the estimates set forth in this proxy statement.”
Final Record Date
We anticipate that the Final Record Date will be the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. See “—Description of the Plan of Dissolution and Dissolution Process—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

All liquidating distributions from us or a liquidating trust, or as a result of an assignment for the benefit of creditors, on or after the Final Record Date, if any, will be made to stockholders of record as of the Final Record Date according to their holdings of common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.
Sale of Our Remaining Assets
The Plan of Dissolution contemplates the sale of all of our remaining non-cash assets, if and at such time as the Manager may, in his absolute discretion, deem to be expedient and in the best interests of the Company and its stockholders and the creditors of the Company. The Plan of Dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of sales of individual assets, sales of groups of assets organized by type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. The assets may be sold to one or more purchasers in one or more transactions over a period of time.
It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”
Contingent Liabilities; Reserve
Under the DGCL, we are required, in connection with our dissolution and liquidation, to pay or make reasonable provision for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all known, non-contingent liabilities. We currently estimate that we will reserve between $1.0 million and $1.4 million, which will be used to pay all expenses (including operating expenses incurred from June 30, 2014 to date and estimated operating expenses to be incurred throughout the dissolution and wind-down process) and other known, non-contingent liabilities. We currently estimate that between $400,000 and $800,000 of this reserve will be set aside to satisfy any unknown or contingent liabilities as required by Delaware law.
The estimated amount of the reserve is based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, estimated legal, accounting and consulting fees, estimated operating lease expenses, estimated payroll and other taxes payable, estimated miscellaneous office expenses, and accrued expenses reflected in our financial statements. There can be no assurance that the reserve will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the reserve. After the liabilities, expenses and obligations for which the reserve is established have been satisfied in full (or determined not to be owed), we will distribute to our stockholders any remaining portion of the reserve.
Under the DGCL, in the event we fail to create an adequate reserve for payment of our expenses and liabilities, or should such reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.
If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the reserve and any assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan of Dissolution.
Liquidating Trust
If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets and any portion of our reserve to one or more liquidating trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustee(s). Our Board of Directors may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we would expect either to seek an extension of the three year winding up period from a Delaware court or to transfer in final distribution such remaining assets to a liquidating trust. Our Board of Directors may also elect in its discretion, as applicable, to transfer the reserve, if any, or any portion thereof, to such a liquidating trust.
The purpose of a liquidating trust would be to distribute such property, or to sell such property on terms satisfactory to the liquidating trustee(s) and distribute the proceeds of such sale, after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.
The Plan of Dissolution authorizes our Board of Directors to appoint one or more individuals, who may include persons who are also officers or directors of the Company, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our Board of Directors. It is anticipated that our Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.
The trust would be evidenced by a trust agreement between the Company and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.
It is further anticipated that, pursuant to the trust agreements:

•	approval of a majority of the trustees would be required to take any action; and

•
the trust would be irrevocable and would terminate after, the earliest of (a) the trust property having been fully distributed, or (b) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (c) a specified number of years having elapsed after the creation of the trust

Assignment for the Benefit of Creditors

If our stockholders approve the Plan of Dissolution, if deemed necessary or desirable by the Manager and, subject to and upon separate approval by our Board of Directors, the Company may make an assignment for benefit of its creditors under applicable state law, and thereby liquidate and wind up its affairs through such an assignment for benefit of creditors proceeding under applicable law (an “ABC”). Approval of the Plan of Dissolution will constitute the approval by the Company’s stockholders of its liquidation and wind up through an ABC if later approved by the Board and the terms of any agreement with the assignee of such ABC executed by the Manager (“ABC Agreement”). If the Company liquidates and winds up its affairs through an ABC, all provisions of this Plan of Dissolution shall remain in full force and effect, except that in the event that any of the provisions of this Plan of Dissolution are inconsistent either with the applicable law governing the ABC or the ABC Agreement, then such applicable law and/or ABC Agreement shall govern.

Common Stock and Interests in the Liquidating Trust or Trusts
If our stockholders approve the Plan of Dissolution we will close our stock transfer books and discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. After the closing of our transfer books, our stockholders will not be able to transfer their shares. It is anticipated that the interests in any liquidating trust or trusts would not be transferable, although no determination has yet been made. Such determination will be made by our Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.
The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.
Absence of Appraisal Rights
Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan of Dissolution.
Reporting Requirements
Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act. However, we are in the process of seeking relief from the SEC from certain reporting requirements under the Exchange Act. However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of complying with all applicable reporting requirements under the Exchange Act. The costs of compliance with such reporting requirements would reduce the amount which otherwise could be distributed to interest holders. See “Risk Factors to Be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution—We expect to apply for relief from certain reporting requirements under the Exchange Act, which may substantially reduce publicly-available information about the Company.”
Treatment of Equity Awards and Employee Stock Purchase Plan
Stock Options
As of June 26, 2014, there were 1,034,622 options outstanding under the Company’s equity incentive plans, including 180,316 options that remained unvested as of such date. Under our equity incentive plans the vesting of these unvested options will be accelerated in full prior to the dissolution. In accordance with our equity incentive plans, we will give notice to holders of outstanding stock options of our plans to dissolve and liquidate, and allow these holders to exercise their vested stock options prior to our dissolution. However, because none of the outstanding options have an exercise price less than $0.80, we do not expect any option holder to exercise any of their outstanding options. Unless and until an option is exercised and payment of the applicable exercise price is made, option holders are not entitled to any cash distributions payable under the Plan of Dissolution with respect to their options. Pursuant to the terms of our equity incentive plans, all outstanding options that remain unexercised will terminate immediately upon our dissolution.
We intend to terminate our 2006 Plan, effective upon our dissolution. There are no remaining equity awards outstanding under our 2001 Plan.
Employee Stock Purchase Plan
During the quarter ended June 30, 2013, we terminated the Employee Stock Purchase Plan.

Authority of Officers and Directors
We expect that, if the Plan of Dissolution is approved, all of the members of our Board of Directors, other than Mr. Brenner, will resign prior to or in connection with the filing of our Certificate of Dissolution. Mr. Brenner is expected to remain as the sole member of our Board of Directors, and to act as Chief Executive Officer, throughout the wind-down and dissolution process.
Our Board of Directors may appoint officers, hire employees and retain independent contractors and agents in connection with the wind down process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Adoption of the Plan of Dissolution by the requisite vote of our stockholders will constitute approval by our stockholders of any such compensation.
The approval of the Plan of Dissolution by our stockholders also will authorize, without further stockholder action, the Manager to do and perform any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Manager deems necessary, appropriate or desirable, in the absolute discretion of the Manager, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind down its affairs.
Professional Fees and Expenses
It is specifically contemplated that we will obtain legal, tax and accounting advice and guidance from one or more law and accounting firms and tax advisors in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our Certificate of Incorporation and Bylaws, the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.
Indemnification and Insurance
We will continue to indemnify our officers, directors, employees, agents and the liquidating trustee(s), if any, to the maximum extent required by applicable law, our Certificate of Incorporation and Bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.
Amendment, Modification or Revocation of Plan of Dissolution
Once the dissolution of Affymax becomes effective, it cannot be revoked without stockholder approval. In general, however, the Plan of Dissolution, as the blueprint for the liquidation of Affymax following its dissolution, is subject to alteration or revocation by the Board of Directors without stockholder approval. Thus, if for any reason our Board of Directors determines that such action would be in the best interest of Affymax and its stockholders, our Board of Directors may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL. Our Board of Directors may not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and federal securities laws without complying with such requirements. The Plan of Dissolution would be void upon the effective date of any such revocation.
Regulatory Approvals
Except for the filing of the Certificate of Dissolution with the Delaware Secretary of State and compliance with the DGCL, federal and state securities laws and the Internal Revenue Code, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Interests of Directors and Executive Officers in Approval of the Plan of Dissolution
Members of our Board of Directors and our executive officers may have interests in the approval of the Plan of Dissolution that are different from, or are in addition to, the interests of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution.
Stock Ownership & Equity Awards
In connection with any liquidating distributions the members of our Board of Directors and our executive officers will be entitled to the same cash distributions as our stockholders based on their ownership of shares of our common stock, which is detailed below.
Members of our Board of Directors and our executive officers own, as of June 30,, 2014, an aggregate of 76,666 shares of our outstanding common stock. The table below sets forth the shares of our common stock as of June 30, 2014:

Name	No. of Shares of Outstanding Common Stock Owned
Richard M. Brenner Chief Executive Officer and Director	––

J. Weston Rose President	––

Mark G. Thompson Chief Financial Officer	––

Hollings C. Renton Director	––

John A. Orwin Director	76,666

John P. Walker Director	––

Christine van Heek Director	––

Stock Options
As of June 30, 2014, members of our Board of Directors and our executive officers held approximately 743,847 options outstanding under the Company’s equity incentive plans, of which 172,417 options remained unvested as of such date. As indicated above, all unvested options will accelerate in connection with the liquidation and dissolution, including those held by our executive officers and members of our Board of Directors, prior to the Dissolution. However, because none of the outstanding options have an exercise price of less than $0.80, we do not expect any executive officer or member of our Board of Directors to exercise any of their outstanding options. Unless and until an option is exercised and payment of the applicable exercise price is made, option holders are not entitled to any cash distributions payable under the Plan of Dissolution with respect to their options. Pursuant to the terms of our equity incentive plans, all outstanding options that remain unexercised will terminate immediately upon our dissolution.

Compensation Arrangements
The company's executive officers all are currently serving on a contract basis and are not employees of Affymax. The company's consulting engagement agreement with The Brenner Group, under which our executive officers serve, was filed as exhibit 10.49 to

Affymax's 2013 annual report on form 10-K. There are no potential payments upon termination or a change of control provided for under the consulting engagement agreement with The Brenner Group.

Each non-employee member of our Board of Directors, i.e. our directors other than Mr. Brenner, is entitled to receive the following cash compensation:

•	$40,000 per year for service as a Board member;

•	$30,000 per year for service as Chairman of the Board;

•	$15,000 per year for service as a member of the Audit Committee;

•	$10,000 additional per year for service as Chairman of the Audit Committee;

 All non-employee Board members are reimbursed for reasonable expenses incurred in attending Board or committee meetings.

Relationship with The Brenner Group

Our executive officers serve as consultants on a contract basis under a consulting engagement agreement with The Brenner Group. The company's executive officers all are currently serving on a contract basis and are not employees of Affymax. The company's consulting engagement agreement with The Brenner Group, under which our executive officers serve, was filed as exhibit 10.49 to Affymax's 2013 annual report on form 10-K. There are no potential payments upon termination or a change of control provided for under the consulting engagement agreement with The Brenner Group. As of June 30, 2014, a total of approximately $350,551 has been paid to The Brenner Group for consulting services, $155,603 of which has been paid for the services of Mark G. Thompson as our Chief Financial Officer, and $16,838 of which has been paid for the services of Richard M. Brenner as our Chief Executive Officer. Neither The Brenner Group nor our executive officers have received any equity compensation for their services, nor do any of our executive officers hold any of the Company’s equity or securities.
Indemnification and Insurance
In connection with the dissolution and liquidation of the Company pursuant to the Plan of Dissolution, we will continue to indemnify our directors and officers to the maximum extent permitted in accordance with applicable law, our Certificate of Incorporation and Bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.
As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the dissolution and liquidation of the Company contemplated thereby, than our other stockholders.
Other than as set forth above, it is not currently anticipated that our dissolution and liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan of Dissolution.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation
The following is a summary of certain material United States federal income tax consequences of the Plan of Dissolution that are generally applicable to our stockholders. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular stockholder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter or modify the statements and conclusions set forth below. No ruling from the Internal Revenue Service (the “IRS”) and no opinion of counsel will be requested or obtained concerning the United States federal income tax consequences of the Plan of Dissolution. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.
EACH COMPANY STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SUCH STOCKHOLDER AS A RESULT OF THE PLAN OF DISSOLUTION, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE MERGER.
The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances, or who may be subject to special rules under the United States federal income tax laws, including, without limitation, holders that are not “United States persons” (as defined in the Code), mutual funds, retirement plans, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities, traders who mark to market, stockholders who hold their shares as part of a straddle, hedge or conversion transaction, stockholders who hold shares as “qualified small business stock” under Section 1202 of the Code or “section 1244 stock” under Section 1244 of the Code, and stockholders that hold shares through a partnership or other pass-through entity. Furthermore, this discussion does not apply to holders of options or warrants or stockholders who acquired their shares by exercising options or warrants, nor does it apply to stockholders who received their shares in connection with the performance of services. This discussion assumes that stockholders hold their stock as capital assets within the meaning of Section 1221 of the Code and that no such stock was worthless within the meaning of Section 165(g) of the Code prior to adoption of the Plan of Dissolution. In addition, the discussion does not address any aspect of federal non-income, state, local or non-U.S. taxation that may be applicable to a particular stockholder.
Federal Income Taxation of our Stockholders
Amounts received by stockholders pursuant to the dissolution and liquidation will be treated as in full payment in exchange for their shares of our common stock. As a result of our dissolution and liquidation, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value (at the time of distribution) of any other property distributed, less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder’s tax basis in the shares of our common stock.
If a Company stockholder owns shares acquired at different times or for different prices, gain or loss is calculated separately for each such block of shares. If we make more than one liquidating distribution, amounts are applied first to recover stock basis before reporting any gain or loss, calculated on a block-by-block basis. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long-term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is limited.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.
After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.
If a stockholder is required to satisfy any liability of ours not fully covered by our reserve (see “Description of the Plan of Dissolution and Dissolution Process—Contingent Liabilities; Reserve”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss in the year paid, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.
Liquidating Trusts
If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of any property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves will not be subject to federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts, whether or not the liquidating trust makes any actual distributions. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.
Backup Withholding
In order to avoid “backup withholding” of U.S. federal income tax on payments to our stockholders, each stockholder must, unless an exception applies, provide such stockholder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or, if applicable, another withholding form) and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a Company stockholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at the then prevailing rate. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.
The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.
Accounting Treatment
If our stockholders approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution, we will change our basis of accounting to the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values, and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, satisfaction amounts of liabilities, and expenses associated with carrying out the Plan of Dissolution based upon management assumptions.
The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values realized for our assets and ultimate amounts paid to satisfy our liabilities are expected to differ from estimates recorded in annual or interim financial statements.
Required Vote
The affirmative vote of the holders of a majority of our outstanding common stock entitled to vote is required for approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.
Recommendation of our Board of Directors

On June 23, 2014, our Board of Directors: (1) determined that the dissolution and liquidation of the Company, and the other transactions contemplated thereby, are advisable and in the best interests of us and our stockholders, (2) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (3) recommended that our stockholders vote FOR the approval of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution.

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING
TO SOLICIT ADDITIONAL PROXIES
General
At the Special Meeting, we may ask our stockholders to vote on a proposal to adjourn the Special Meeting to another date, time or place, if necessary, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 if there are not sufficient votes at the Special Meeting to approve Proposal 1. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, if a majority of the votes cast affirmatively or negatively for this proposal vote in favor of the Meeting Adjournment Proposal at the Special Meeting. However, if the adjournment is for more than 30 days from the date set for the original meeting, a new notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.
Required Vote
The approval of any adjournment of the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal at the Special Meeting.
Recommendation of our Board of Directors
Our Board of Directors recommends that our stockholders vote FOR the approval of Proposal 2.

IMPORTANT INFORMATION CONCERNING AFFYMAX, INC.
Description of Business
For a description of our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, (the “Form 10-K”), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 6, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on July 31, 2014, each of which is incorporated by reference in this proxy statement. Financial Statements
Our financial statements as of and for the three months ended June 30, 2014 and 2013, and the notes thereto, are included in our Form 10-Q filed with the SEC on July 31, 2014, and attached hereto as Exhibit A.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We anticipate a number of brokers with account holders who are Affymax stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you revoke your consent, we will promptly deliver to you a separate copy of the proxy materials. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or Affymax. Direct your written request to Affymax’s Secretary at 19200 Stevens Creek Blvd. Suite 240 Cupertino, CA 95014, or contact our Secretary at (650) 812-8700. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.
Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors page of our corporate website at www.Affymax.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at 19200 Stevens Creek Blvd. Suite 240 Cupertino, CA 95014, Telephone (650) 812-8700, on the Investors page of our corporate website at www.Affymax.com or from the SEC through the SEC’s website at the address provided above.
Other Business
The Board of Directors does not presently intend to bring any other business before the Special Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Special Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from what is contained in this proxy statement. The date of this proxy statement is , 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement will not create any implication to the contrary.

APPENDIX A

AFFYMAX, INC.
PLAN OF LIQUIDATION

This Plan of Liquidation (the “Plan”) is for the purpose of effecting the orderly liquidation and/or wind up of AFFYMAX, INC., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Section 331 of the Internal Revenue Code of 1986 as follows:

The Board of Directors (the “Board”) has determined in its reasonable business judgment that it is advisable and in the best interests of the Company and its stockholders that the Company commence an orderly liquidation and/or wind up as soon as practicable thereafter, and has appointed Mark Thompson of The Brenner Group, Vice President of the Company, as manager to oversee the sale of the Company’s assets and the Company’s liquidation and wind up, or any successor person(s) as the Board may later designate (the “Manager”). The Manager shall be deemed an officer of the Company for the purposes of implementing this Plan.

1. Approval of this Plan by Stockholders. The Board has adopted this Plan in accordance with the Company’s current Certificate of Incorporation and Bylaws and other governing documents (collectively, the “Charter”). This Plan shall be submitted to the stockholders of the Company for approval and shall become effective in accordance with the resolutions approved by the Board as of the date (the “Adoption Date”) that the requisite number of shares held by such stockholders vote, including by proxy, or otherwise consent in writing (the “Requisite Consent”) in favor of the approval of the Plan.

2.    Potential Assignment for Benefit of Creditors. Notwithstanding anything to the contrary herein, from and after the Adoption Date, if deemed necessary or desirable by the Manager and, subject to and upon separate approval by the Board, the Company may make an assignment for benefit of its creditors under applicable state law, and thereby liquidate and wind up its affairs through such an assignment for benefit of creditors proceeding under applicable law (an “ABC”). Approval of the Plan will constitute the approval by the Company’s stockholders of its liquidation and wind up through an ABC if later approved by the Board and the terms of any agreement with the assignee of such ABC executed by the Manager (“ABC Agreement”). If the Company liquidates and winds up its affairs through an ABC, all provisions of this Plan shall remain in full force and effect, except that in the event that any of the provisions of this Plan are inconsistent either with the applicable law governing the ABC (“Applicable ABC Law”) or the ABC Agreement, then such Applicable ABC Law and/or ABC Agreement shall govern.

3.    Corporate Action Following Adoption of the Plan. From and after the Adoption Date, the Manager shall complete the following corporate actions:

(a)    The Company shall collect, sell, exchange or otherwise dispose of all of its remaining property and assets in one or more transactions upon such terms and conditions as the Manager, in the Manager’s absolute discretion, deems expedient and in the best interests of the Company and the stockholders and creditors of the Company, without any further vote or action by the Company’s stockholders. It is understood that the Company will be permitted to commence the sale and disposition of its remaining assets as soon as possible following the adoption of this Plan by the Board and approval of this Plan by the stockholders of the Company in order to attain the highest value for such assets and maximize value for its stockholders and creditors. The Company’s remaining assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third-party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Manager shall use reasonable efforts to collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(b)    The Company shall distribute to its stockholders, in accordance with the provisions in the Charter, this Plan, and the DGCL, available cash, if any, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the known liabilities and obligations of the Company (“Available Cash”), and provided further, that no distribution to the stockholders shall be made except in connection with the dissolution of the Company in accordance with Section 275 of the DGCL.

Subject to subsection (c) below, any such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Manager, in the Manager’s absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Manager, in the Manager’s absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against and any unmatured or contingent liabilities and obligations of, the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

(c)    The Company shall file final federal and comparable state income tax reporting forms as required by applicable law, including Internal Revenue Service Form 966.

4.    Stock Matters, Redemption and Cancellations of Stock.

(a)    Distributions to the stockholders of the Company pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding capital stock of the Company. With respect to any capital stock of the Company represented by certificates, as a condition to receipt of any distribution to the Company’s stockholders the Manager, in the Manager’s absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Manager of the loss, theft or destruction of its certificates evidencing the stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Manager.

(b)    The Company will finally close its stock transfer books and discontinue recording transfers of stock on the earliest to occur of (i) the close of business on the record date fixed by the Manager for the final liquidating distribution or (ii) such other date on which the Manager, in accordance with applicable law, determines and closes such stock transfer books, and thereafter certificates representing stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

(c)    If any distribution to any stockholders cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the stock as required hereunder, or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

5.    Liquidating Distributions; Nature; Amount; Timing.

(a)    Although the Board has not established a firm timetable for completion of the Company’s liquidation if the Plan is approved by the stockholders, the Company will, subject to exigencies inherent in winding up the Company’s business, complete the winding up and liquidation process as promptly as practicable. The Company plans to satisfy all of its liabilities and obligations, or make adequate provision for doing so, prior to making any distribution to its stockholders.

(b)    The uncertainty of the value of the Company’s assets and the ultimate amount of its liabilities and the expenses of liquidation make it impracticable to predict the aggregate net value that may ultimately be distributable to its stockholders. The Board is currently unable to predict the precise nature, amount or timing of any such distribution(s) pursuant to the Plan. The actual nature, amount and timing of, and record date for any such distribution(s) will be determined by the Manager, in the Manager’s sole discretion.

(c)    No assurance can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company’s obligations, liabilities, expenses and claims or to make any cash distributions to the stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company’s obligations, liabilities, expenses and claims, distributions to the Company’s stockholders will be reduced or eliminated.

6.    Payment of Franchise Taxes. After the Adoption Date but prior to the filing of a certificate of dissolution, if applicable as determined by the Manager or as otherwise required by this Plan, the Manager shall determine and cause to be paid all franchise taxes due to or assessable by the State of Delaware including for the entire month during which the dissolution will become effective pursuant to Section 277 of the DGCL.

7.    Dissolution. Following the Adoption Date and the payment of applicable franchise taxes, if (i) the Manager determines, in the Manager’s absolute discretion, that there are not sufficient proceeds to satisfy the Company’s obligations, liabilities and expenses in full (including funding any Contingency Reserve), but that dissolution is nonetheless appropriate, or (ii) as a result of the liquidation and wind up of the Company, it is determined by the Manager, in the Manager’s absolute discretion, that there are sufficient proceeds to satisfy the Company’s obligations, liabilities, and expenses in full (including funding any Contingency Reserve) and to make a distribution to the stockholders, then the Manager is authorized and directed to file a Certificate of Dissolution pursuant to Section 275 of the DGCL, and to execute all other instruments and do all other things the Manager deems advisable to wind up the affairs of the Company, pursuant to the DGCL. Adoption of this Plan by the Requisite Consent shall constitute approval by the Company’s stockholders of any such filing of a Certificate of Dissolution as its act and as a part hereof as if set forth fully herein.

8.    Notice to Claimants; Claims Procedure. The Manager shall (i) give appropriate notice, as applicable, of any dissolution and the procedure and deadline for the presentment of claims against the Company pursuant to Section 280 of the DGCL and (ii) implement such claims procedure. The Manager shall pay or make provision for the Company’s known or determined liabilities, and distribute any remaining assets to the stockholders, pursuant to this Plan and Section 281 of the DGCL.

9.    Limited Continuation of Company. Following the filing of a certificate of dissolution, if applicable, the Company shall not engage in any further business activities except for the period set forth in and purposes allowed by Section 278 of the DGCL, including without limitation the purpose of implementing any claims procedure, prosecuting or defending suits and engaging in such activities as are necessary to enable the Company to gradually settle and close its business, liquidate, dispose of and convey its property, discharge its liabilities and distribute any remaining assets to its stockholders. The Board and the officers of the Company then in office shall continue in office solely for these purposes and shall cease to be members of the Board and/or officers of the Company upon the earlier of the completion of these activities, the date of their respective resignations, or the expiration of the continuation period set forth in Section 278 of the DGCL.

10.    Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company and winding up of the Company’s affairs, the Manager may hire or retain, in the Manager’s sole discretion, such employees, consultants and other advisors as the Manager deem necessary or advisable to accomplish such dissolution and winding up in accordance with this Plan and the DGCL, until all affairs of the Company are settled and closed.

11.    Expenses of Liquidation. The Manager shall provide, from the assets of the Company, funds for payment of the reasonable expenses of the dissolution and winding up of the Company’s affairs, including filing fees and other costs required in connection with implementation of this Plan, any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets, continuation of employees and/or consultants engaged in the dissolution and winding up process, accountants’ and attorneys’ fees and expenses, and other reasonable fees and expenses incurred in connection with the dissolution and winding up process.

12.    Provision for Continued Indemnification of Board and Officers. The Company may reserve sufficient assets and/or obtain and maintain such insurance as shall be necessary to provide for continued indemnification of the members of the Board, officers and agents of the Company, and other parties whom the Company has agreed to indemnify, to the full extent provided by the Charter, any existing indemnification agreements between the Company and any of such persons, and applicable law. The Manager, in the Manager’s absolute discretion, is authorized to obtain and maintain such policies as the Manager may determine.

13.    Liquidating Trust. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders in accordance with the provisions hereof, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”) under a liquidating trust (the “Trust”), any assets of the Company, including cash, intended for distribution to creditors and stockholders not disposed of at the time of dissolution of the Company, including the Contingency Reserve. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the claims and obligations of the Company as provided herein, including, without limitation, any unsatisfied claims and unknown or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of this Plan. Any such conveyance to the Trustees shall be treated for U.S. federal and state income tax purposes as if the Company made such distribution to the stockholders and the assets conveyed shall be held in trust for the stockholders of the Company. The Company, subject to this Section 13 and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. In addition, the Board may take or approve any other action to effectuate the liquidation of the Company, including seeking the appointment of a trustee or receiver for such purpose under Section 279 of the DGCL. Adoption of the Plan of Dissolution by the requisite number of shares held by stockholders shall constitute the approval of the stockholders of any such appointment authorized by this section, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

14.    Further Actions. The Manager is hereby authorized, without further action by the Company’s stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, assignments, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Manager, to implement this Plan and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

EXHIBIT A - 1

Exhibit A - 2